Exhibit 99.1

P.O. Box 110     Route 5     South Deerfield     MA     01373-0110

FOR IMMEDIATE RELEASE

Contact: Lisa McCarthy
(413) 665-8306, Ext. 4670

The Yankee Candle Company, Inc. Reports
Fiscal 2012 Third Quarter Results

South Deerfield, MA – November 8, 2012 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (collectively, “Yankee Candle” or the “Company”) today announced financial results for the third quarter ended September 29, 2012.  Yankee Holding Corp., a direct subsidiary of YCC Holdings LLC, is a holding company formed in connection with the Company's Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

Sales for the third quarter of 2012 were $201.7 million, an increase of $6.6 million or 3.4% from the prior year third quarter.  Retail sales were $93.1 million, an increase of $8.2 million or 9.7% from the prior year third quarter. Sales from the Company’s Wholesale segment were $83.6 million, an increase of $0.4 million or 0.5% versus the prior year third quarter.  Sales in the Company’s International segment were $25.0 million, a decrease of $2.0 million or 7.3% from the prior year third quarter.

The Company recorded net income of $12.3 million, or 6.1% of net sales for the third quarter of 2012 compared to net income of $12.5 million, or 6.4% of net sales for the third quarter of 2011.

The Company presents Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt.  Adjusted EBITDA for the third quarter of 2012 decreased by 2.6% to $43.0 million, or 21.3% of sales, as compared to Adjusted EBITDA for the prior year third quarter of $44.1 million, or 22.6% of sales. Reconciliations of third quarter results to Adjusted EBITDA, which is a non-GAAP financial measure, are included at the end of this press release.

“We were pleased with the continued momentum and positive comps delivered by our Retail business in the third quarter, as well as the continued strong performance in our Consumer Direct and Fundraising businesses,” said Harlan Kent, Chief Executive Officer of Yankee Candle.  “We believe that the investments we are making, including those in consumer insights, digital marketing, talent and infrastructure, are continuing to drive our growth initiatives.  While we continue to see steady year over year order growth in our International business, we did see a decrease in our International sales in the third quarter due to order management and shipping delays related to our implementation of a new ERP system for our International subsidiary in the UK.  We believe we have taken the necessary steps to stabilize the systems and our shipping operations, and fully expect our International business to resume delivering strong growth going forward.”

2012 Third Quarter Highlights:

•
Retail sales were $93.1 million in the third quarter of 2012 compared to $84.9 million in the prior year quarter, an increase of $8.2 million or 9.7%.  The increase in sales was driven primarily by an increase in comparable store sales, increased sales in our Consumer Direct business and sales from Yankee Candle retail stores opened after the third quarter of 2011.

•
Total Retail comparable sales, including the Consumer Direct business, increased by 5.8% compared to the prior year third quarter.  Comparable store sales in the 530 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year increased by 3.4%.  The increase in comparable store sales was driven by an increase in average ticket price of 10.6%, offset by a decrease in transactions of 7.2%.  Comparable sales in the Consumer Direct business increased by 28.4% over the prior year third quarter.

•
Wholesale sales were $83.6 million in the third quarter of 2012 compared to $83.2 million in the prior year quarter, an increase of $0.4 million or 0.5% from the prior year third quarter.  The increase was primarily a result of increased sales to our “All Other” channel, which consists of various accounts outside of our major core channels, coupled with increased sales from our specialty and department store channel.  Those increases were partially offset by lower sales in our premium mass channel driven largely by the anniversarying of the initial launch of our Scent Beads line into a large customer during the third quarter of 2011, and decreased sales in our gift channel.

•
International sales were $25.0 million in the third quarter of 2012 as compared to $27.0 million in the prior year quarter, a decrease of $2.0 million or 7.3%.  The decrease was attributable to decreased sales in our European wholesale and concession business due primarily to order management and shipping delays in connection with the implementation of a new ERP system for our UK-based International subsidiary.

Nine Months Ended September 29, 2012 Highlights:

•
Retail sales were $255.8 million, an increase of $23.1 million or 9.9% over the prior year period, driven primarily by increased sales in our Consumer Direct business, increased comparable store sales, sales from stores opened after the third quarter of 2011, and increased sales in our Fundraising division.

•
Total Retail comparable sales, including the Consumer Direct business, increased by 5.6% compared to the first nine months of the prior year.  Comparable store sales in the 530 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year increased by 2.7%.  The increase in comparable store sales was driven by an increase in average ticket price of 5.1% offset by decreased transactions of 2.4%.  Comparable sales in the Consumer Direct business increased by 31.2% over the prior year.

•
Wholesale sales were $174.3 million for the first nine months of fiscal 2012, an increase of $5.5 million or 3.3% from the prior year period.  The increase was primarily a result of  increased sales to our “All Other” channel and increased sales in our specialty and department store channel, partially offset by decreased sales in our premium mass channel and gift store channel.

•
International sales were $72.0 million for the first nine months of fiscal 2012 compared to $67.6 million for the first nine months of fiscal 2011, an increase of $4.4 million or 6.5%.  The increase was driven by sales growth in our retail concession business, increased sales to distributors primarily in Europe, Asia and Latin America and increased sales in our European wholesale business outside of the United Kingdom, slightly offset by decreased sales in our United Kingdom wholesale business in the third quarter attributable primarily to order management and shipping delays in connection with the implementation of a new ERP system for our UK-based International subsidiary.

 “As we look ahead, we continue to see challenging consumer trends, volatility in consumer spending and general uncertainty over the economy which is further heightened in an election year,” said Kent.  “We are also in the early days of assessing the long term impact of Superstorm Sandy on our business, the consumer in general and the holiday retail environment in particular.  That said, we have a strong Holiday product assortment and have plans in place to support that line-up with promotional programs at levels similar to last year.  In addition, our digital marketing and consumer insights initiatives will be key to our brand building efforts during this important time of year. We will be focused on flawless execution across all of our businesses throughout the Holiday season.”

For the thirteen weeks ending September 29, 2012, YCC Holdings LLC (the parent of Yankee Holding Corp.)  reported net income of $6.7 million, compared to the above-referenced net income recorded by the Company of $12.3 million.  The difference in the net income between the Company and YCC Holdings LLC is primarily a result of additional interest expense recorded during the third quarter of 2012 at YCC Holdings LLC of $8.7 million related to the $315.0 million 10.25%/11.0% Senior Notes due 2016 (the “Senior PIK Notes”), offset by tax benefits related to such interest expense of $3.2 million.

Neither Yankee Holding Corp. nor The Yankee Candle Company, Inc. have any obligations with respect to the Senior PIK Notes.  During the first nine months of 2012, Yankee Holding Corp paid dividends of $32.4 million to YCC Holdings LLC.  Such dividends were used primarily to pay for interest incurred during 2011 and 2012 related to the Senior PIK notes.

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss its third quarter results.  The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600.  When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q3 2012 Yankee Candle Earnings Conference Call).  This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company's web site at www.yankeecandle.com.   Click on the “About Us” link, select the “Investor Information” link, and then select the “Events Calendar” link.  Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 42-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 27,800 store locations, a growing base of Company owned and operated retail stores (564 Yankee Candle Stores located in 46 states and 1 province in Canada as of September 29, 2012), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 5,900 store locations and distributors covering a combined 57 countries.

Forward Looking Statements

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2012 and any quarter thereof, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events.  Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions and uncertain future outlook, including continued softness in consumer confidence and spending; the risk that our substantial level of indebtedness could adversely affect our financial condition and operations; that we may not be able to generate sufficient cash flows to service all of our indebtedness; that any failure to protect our reputation could have a material adverse effect on our brand image; the risk of loss of one of our manufacturing or distribution facilities;  that we may be unable to maintain our historical growth rates; that our profitability may be affected by increases in the cost of raw materials or that further increases in wax prices above the rate of inflation may negatively impact our cost of goods sold and margins; that any shortages in refined oil supplies could impact our wax supply; the effects of competition in the giftware industry; that there may be a failure of our information technology systems; that a material decline in consumers’ discretionary income could cause our sales and income to decline; that current environmental laws and regulations, or those enacted in the future, could result in additional liabilities and costs; that we may be unable to continue to open new stores successfully or renew leases for existing locations; the risk of a loss or significant deterioration in the financial condition of a significant wholesale customer, or a bankruptcy filing and subsequent bankruptcy proceedings by such a customer; the failure or delay of a third party to supply goods to our customers could adversely impact our business; sustained interruptions in the supply of products from overseas; that restrictive covenants in the indenture governing the Senior PIK Notes, the indentures governing Yankee Candle’s Senior Notes and Senior Subordinated Notes and Yankee Candle’s Term Loan Facility and ABL Facility could restrict our operating flexibility; risks associated with the ability of YCC Holdings and Holding Corp. to repay their debt, which is dependent on cash flow generated by Yankee Candle and its subsidiaries; that restrictions in our subsidiaries' debt instruments and under applicable law limit their ability to provide funds to us; that the interests of our controlling stockholders may differ from the interests of the noteholders; that because we are not a diversified company and are primarily dependent upon one industry, we have less flexibility in reacting to unfavorable consumer trends, adverse economic conditions or business cycles; the risk that we lose our senior executive officers, or are unable to attract and retain the talent required for our business; that our international operations subject us to a number of risks, including unfavorable regulatory, labor, tax and political conditions in foreign countries; that we may be required to recognize additional impairment charges against goodwill or intangible assets in the future; seasonal, quarterly and other fluctuations in our business, and general industry and market conditions; the risk of product liability claims; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks
	Ended			Ended
	September 29, 2012			October 1, 2011
Sales:
Retail	$93,050	46.14%		$84,860	43.49%
Wholesale	83,574	41.44%		83,230	42.66%
International	25,037	12.42%		27,019	13.85%
Total sales	201,661	100.00%		195,109	100.00%

Cost of sales	92,305	45.77%		87,958	45.08%
Gross profit	109,356	54.23%		107,151	54.92%

Selling expenses: (A)
Retail	46,739	50.23%	(B)	45,912	54.10%	(B)
Wholesale	3,069	3.67%	(C)	6,504	7.81%	(C)
International	6,835	27.30%	(D)	5,449	20.17%	(D)

Total selling expenses	56,643	28.09%		57,865	29.66%

General & administrative expenses	16,862	8.36%		15,273	7.83%

Income from operations	35,851	17.78%		34,013	17.43%
Interest expense	18,266	9.06%		17,847	9.15%
Other income	(2,097)	-1.04%		(2,372)	-1.22%

Income before provision for income taxes	19,682	9.76%		18,538	9.50%
Provision for income taxes	7,389	3.66%		6,044	3.10%
Income from continuing operations	12,293	6.09%		12,494	6.40%

Loss from discontinued operations, net of income taxes	(31)	-0.02%		(42)	-0.02%
Net income	$12,262	6.08%		$12,452	6.38%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.
(B) Retail selling expenses as a percentage of retail sales.
(C) Wholesale selling expenses as a percentage of wholesale sales.
(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Thirty-Nine Weeks			Thirty-Nine Weeks
	Ended			Ended
	September 29, 2012			October 1, 2011
Sales:
Retail	$255,827	50.96%		$232,708	49.60%
Wholesale	174,276	34.71%		168,802	35.98%
International	71,952	14.33%		67,626	14.42%
Total sales	502,055	100.00%		469,136	100.00%

Cost of sales	227,488	45.31%		211,112	45.00%
Gross profit	274,567	54.69%		258,024	55.00%

Selling expenses: (A)
Retail	135,317	52.89%	(B)	128,875	55.38%	(B)
Wholesale	10,160	5.83%	(C)	18,811	11.14%	(C)
International	19,880	27.63%	(D)	15,369	22.73%	(D)

Total selling expenses	165,357	32.94%		163,055	34.76%

General & administrative expenses	51,714	10.30%		47,891	10.21%
Restructuring charge	1,725	0.34%		-	0.00%

Income from operations	55,771	11.11%		47,078	10.04%
Interest expense	54,053	10.77%		53,303	11.36%
Loss on extinguishment of debt	13,376	2.66%		-	0.00%
Other income	(4,923)	-0.98%		(5,332)	-1.14%

Loss before benefit from income taxes	(6,735)	-1.34%		(893)	-0.19%
Benefit from income taxes	(2,047)	-0.41%		(848)	-0.18%
Loss from continuing operations	(4,688)	-0.93%		(45)	-0.01%

Loss from discontinued operations, net of income taxes	(105)	-0.02%		(227)	-0.05%
Net loss	$(4,793)	-0.95%		$(272)	-0.06%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.
(B) Retail selling expenses as a percentage of retail sales.
(C) Wholesale selling expenses as a percentage of wholesale sales.
(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	September 29,	December 31,
	2012	2011

Current Assets:
Cash	$9,620	$50,833
Accounts receivable, net	81,072	57,013
Inventory	126,521	75,563
Prepaid expenses and other current assets	26,516	4,924
Deferred tax assets	8,948	8,724
Total Current Assets	252,677	197,057
Property and Equipment, net	123,649	118,402
Deferred Financing Costs	13,501	11,006
Other Assets	914,248	915,039
Total Assets	$1,304,075	$1,241,504

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable	$27,379	$21,109
Accrued payroll	10,446	6,910
Accrued income taxes	-	7,269
Other accrued liabilities	44,029	59,647
Current portion of long-term debt	7,250	12,042
Total Current Liabilities	89,104	106,977
Long-Term Debt	986,572	889,083
Deferred Rent	13,052	12,833
Deferred Tax Liabilities	114,035	107,123
Other Long-Term Liabilities	9,410	6,577
Stockholder's Equity	91,902	118,911
Total Liabilities And Stockholder's Equity	$1,304,075	$1,241,504

Yankee Holding Corp.
September 29, 2012  Earnings Release
Supplemental Data

	Quarter	Year to Date		Total
YCC Retail Stores	7 (5)	12	(5)	564
Wholesale Customer Locations - North America	(419)	(976	) (5)	27,815
Wholesale Customer Locations - Europe	71	224		5,889
Square Footage - Gross	12,497 (5)	18,380	(5)	1,063,929
Square Footage - Selling	8,959 (5)	11,190	(5)	814,562
Total Comp Stores & Consumer Direct Sales Change %	5.8%	5.6%
YCC Retail Comp Store Count	530	530		530
Sales per Square Foot (1)		$526
Store Count		534
Average store square footage, gross (2)		1,626
Average store square footage, selling (2)		1,232
Gross Profit (3) (6)
Retail $	$61,483	$164,699
Retail %	66.1%	64.4%
Wholesale $	$39,835	$82,571
Wholesale %	47.7%	47.4%
International $	$8,025	$27,284
International %	32.1%	37.9%
Segment Profit (3) (6)
Retail $	$14,744	$29,382
Retail %	15.8%	11.5%
Wholesale $	$36,766	$72,412
Wholesale %	44.0%	41.5%
International $	$1,190	$7,405
International %	4.8%	10.3%
Depreciation & Amortization (3)	$7,580	$23,902
Inventory per Store (2)		$34,255
Inventory Turns (4)		3.1
Capital Expenditures (3)	$5,475	$21,739

(1)Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.
(2) Excludes S. Deerfield/Williamsburg Flagships.
(3) Dollars in thousands.
(4) Based on a 13 month average inventory divided by 12 month rolling COGS.
(5) Net of closures.
(6) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.

Reconciliation of Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “Adjusted EBITDA” as defined which is a non-GAAP financial measure.  Adjusted EBITDA is defined as earnings/loss from continuing operations before interest, taxes, depreciation and amortization adjusted to remove the affects of equity-based compensation, MDP advisory fees, purchase accounting, restructuring, loss on debt extinguishment and realized (gains) losses on foreign currency transactions.  Under the Company’s Term Loan Facility, Consolidated EBITDA is defined as net income plus, interest, taxes, depreciation and amortization, further adjusted to add back extraordinary, unusual or non-recurring losses, non-cash stock option expense, fees and expenses related to the Merger, fees and expenses under the Management Agreement with our equity sponsor, restructuring charges or reserves, as well as other non-cash charges, expenses or losses, and further adjusted to subtract extraordinary, unusual or non-recurring gains, other non-cash income or gains, and certain cash contributions to our common equity.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  We believe the presentation of Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business.  We believe Adjusted EBITDA is useful to investors because it helps enable investors to evaluate our business in the same manner as our management evaluates our business, and because this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors.  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

Adjusted EBITDA was calculated as follows:

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty-nine Weeks Ended	Thirty-nine Weeks Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Net income (loss)	$12,262	$12,452	$(4,793)	$(272)
Loss from discontinued operations, net of income taxes	31	42	105	227
Provision for (Benefit from) income taxes	7,389	6,044	(2,047)	(848)
Interest expense, net - excluding amortization of deferred financing fees	15,016	14,604	44,777	45,926
Amortization of deferred financing fees	1,161	1,043	3,445	3,045
Depreciation	6,361	6,136	19,093	18,359
Amortization	56	3,056	1,363	9,166

EBITDA from continuing operations	42,276	43,377	61,943	75,603
Equity-based compensation (a)	148	241	572	3,733
MDP advisory fees	375	375	1,125	1,125
Purchase accounting (b)	206	260	1,022	826
Restructuring (c)	-	-	1,725	-
Loss on extinguishment of debt (d)	-	-	13,376	-
Realized (gains) losses on foreign currency (e)	(51)	(166)	813	(968)

Adjusted EBITDA	$42,954	$44,087	$80,576	$80,319

(a) Equity based compensation for the thirty-nine weeks ended October 1, 2011 included a $3.0 million payment to management and director equity holders.

(b) Represents purchase accounting adjustments as a result of the Merger in 2007.

(c) Includes costs for employee severance associated with restructuring the wholesale and retail operations and changes in the internal reporting structure during the first quarter of 2012; and costs associated with the consolidation and relocation of our logistics operations and corporate headquarters for our foreign subsidiary during the second quarter of 2012.

(d) Represents loss on extinguishment of debt attributable to the refinancing of the $338.1 million outstanding under the prior Senior Secured Credit Facility and $315.0 million of its Senior Notes due 2015 that occurred during the second quarter of 2012.

(e) Represents transaction (gains) losses on settlements of our intercompany receivable with our foreign subsidiary and transaction (gains) losses from foreign vendors and customers.